Exhibit 10.1

INDEPENDENT CONTRACTOR AGREEMENT

This Independent Contractor Agreement, dated as of August 29, 2022, is entered into by and between:

Yu-Yun Tristan Kuo, residing at 10369 Breconshire Road, Ellicott City, MD 21042, USA (“Contractor”),

and

Aerkomm, Inc., a Nevada company, doing business at 44043 Fremont Boulevard, Fremont, California 94538-6045, USA (“Client”).

The parties agree as follows:

Client hereby appoints Contractor, and Contractor hereby accepts such appointment, to serve as a consultant to Client and to perform the services specified in paragraph 2.1 to the extent reasonably required from time to time by Client from the date hereof through the Termination Date (as defined below), pursuant to the terms and conditions of this Agreement.

1.       INDEPENDENT CONTRACTOR STATUS

1.1       The parties expressly intend that Contractor is an independent contractor and not an employee, agent, joint venturer or partner of Client, or any of its subsidiaries or affiliates, for any purpose whatsoever. Contractor will determine the method, details and means of performing the services set forth in this Agreement. None of the provisions of this Agreement shall be interpreted or construed as creating or establishing a relationship of employer and employee between Contractor and Client, or any of its subsidiaries or affiliates, for any purpose whatsoever.

1.2       Contractor acknowledges and understands that during the term of this Agreement Client may from time-to-time contract with others to perform similar services.

1.3       Nothing in this Agreement shall prevent Client from determining in its sole judgment the quality or effectiveness of Contractor’s efforts made and results achieved.

1.4       Notwithstanding any other provision in this Agreement, Contractor does not have the power to enter into any contracts on behalf of Client or any of its subsidiaries or affiliates, and, without limiting the generality of the foregoing, to authorize any borrowing, financial commitments, lending, pledging, selling, assigning or employment by Client or any of its subsidiaries or affiliates. Contractor will not perform, or be expected or obligated to perform, any broker-dealer, finder, investment banking or investment advisor functions or services, as further elaborated in paragraph 2.5.

2.       SERVICES TO BE PERFORMED BY CONTRACTOR

2.1       Contractor shall assist and advise Client on 1) SEC reporting; 2) financial, accounting and SOX issues; and 3) public offering and financing issues.

2.2       Contractor will determine the method, details and means of performing the service referred to in paragraph 2.1, provided, however, that Client retains the right to approve or disapprove the activities of Contractor in connection with the foregoing services. Contractor shall immediately cease any activity disapproved of by Client.

2.3       Client will make available to Contractor relevant materials reasonably requested by Contractor and a laptop computer in order for Contractor to carry out its obligations under this Agreement.

2.4       Client and Contractor acknowledge that Contractor is NOT a state or federally registered or licensed securities broker-dealer or investment banker or agent of a registered or licensed securities broker-dealer or investment banker, nor is anyone associated with Contractor a licensed or registered securities broker-dealer or investment advisor or affiliated with one in any way. Not having such registrations, licenses or qualifications, Client and Contractor agree and acknowledge that Contractor will not perform, or be expected or obligated to perform, any broker-dealer, finder, investment banking or investment advisor functions or services pursuant to Contractor’s obligations hereunder. This includes but is not limited to participating in any type of money raising activities, either directly or indirectly. In addition, all compensation received or to be received by Contractor hereunder shall under no circumstances be construed as a “brokerage commission” or finder’s fee.

3.       FURTHER OBLIGATIONS OF CONTRACTOR

3.1       Contractor shall be solely responsible for providing its own insurance, including third party liability insurance.

3.2       Except as set forth in paragraph 2.3, Contractor shall be solely responsible for providing all tools, materials and equipment necessary for completion of its obligations under this Agreement.

3.3       Upon termination of this Agreement for any reason whatsoever, Contractor shall immediately return to Client all equipment, documentation, information and other property provided by Client or any of its subsidiaries or affiliates, without retaining any copy, specifically including, but not limited to, any software, information, documentation, resources and/or equipment referred to in paragraph 2.3 or otherwise received by Contractor from or on behalf of Client.

4.       EXPENSES

4.1       Contractor shall provide Client in advance with details of any travel to be undertaken by Contractor pursuant to this Agreement, including, but not limited to, dates, duration, location, purpose, persons to be met and itinerary. No such overseas travel shall be undertaken on Client’s behalf without the prior approval of Client, nor shall unapproved travel be reimbursed.

4.2       Provided Contractor has previously provided quotation for the relevant air travel, which Client has approved in writing, Client shall reimburse Contractor for air fares incurred by Contractor on Client’s behalf upon presentation to Client of suitable receipts in line with the approved quotations.

4.3       Client shall reimburse Contractor in an amount not to exceed Two Hundred U.S. Dollars (US$200) per night (exclusive of any taxes or similar charges as may be applicable) for lodging expenses incurred by Contractor on Client’s behalf upon presentation to Client of suitable receipts for overseas travel requiring overnight stays previously approved by Client.

4.4       Contractor will properly account for and document all necessary and reasonable out-of-pocket expenses in the course of its performance of services and submit those expenses on or before the fifth (5th) calendar day following the end of the relevant month. Client will reimburse Contractor for all actual, necessary and reasonable documented out-of-pocket expenses approved by Client on or before the twelfth (12th) calendar day following the end of the relevant month.

5.       COMPENSATION

5.1       Client shall pay Contractor the sum of Fifteen Thousand U.S. Dollars (US$15,000) each month (the “Monthly Retainer”) from the date of this Agreement until the Termination Date (as defined in this Agreement). The payment of each Monthly Retainer, or any pro rata portion thereof in the event of termination of this Agreement before the Termination Date, shall be made on or before the seventh (7th) calendar day following the end of the relevant month or following the date of termination of this Agreement, whichever occurs earlier.

5.2       Client shall pay Contractor a one-time signing bonus of Fifteen Thousand U.S. Dollars (US$15,000) upon signing of this agreement.

5.3       Contractor has outstanding options to purchase a total of 196,350 shares of Client’s common stock as part of compensation for his prior services as CFO of Client with main terms set forth in the table below (the “Options”). Client confirms that Contractor shall remain as an Employee of Client as such term is defined in Client’s 2017 Employee Incentive Plan (the “2017 Plan”) during the term of this agreement. Contractor also has the rights to receive further grants from the 2017 Plan and the right to receive shares of the Client’s common stock upon exercise of the Options in accordance with the terms of the 2017 Plan and the applicable stock option agreements.

Grant Date	Expiration Date	Shares Outstanding	Exercise Price per Share	Vesting
06/23/2017	06/23/2027	60,000	$27.50	Fully vested
07/02/2019	07/02/2029	120,000	$3.96	Fully vested
12/11/2020	12/11/2030	16,360	€6.85	Fully vested

6.       CONTRACTOR REPORTING

Contractor shall report directly to the Chief Financial Officer of the Client and work remotely from Maryland unless requested by Client to be present in its office or other locations for meetings. Reasonable travel expenses incurred by Contract due to Client’s request will be reimbursed by Client.

7.       TERMINATION OF AGREEMENT

7.1       Notwithstanding any other provision of this Agreement, this Agreement shall terminate automatically on the occurrence of any of the following events, whichever occurs the earliest (the “Termination Date”): (1) February 28, 2023; (2) death or disability of Contractor; (3) Contractor’s bankruptcy, (4) arrest of Contractor and the charge of Contractor with any serious crime, (5) assignment of this Agreement or any duties or obligations under this Agreement by either party without the express written consent of the other party, or (6) termination pursuant to paragraphs 7.2 or 7.3. As used herein, “disability” means the failure of Contractor to perform its obligations pursuant to this Agreement for a period of more than 30 days for any reason, including, without limitation any physical or mental condition. This agreement may be extended beyond the termination date subject to both parties entering into mutual discussions one month prior to the expiry of this agreement.

7.2       Should Client default in the performance of this Agreement, or materially breach any of its provisions, Contractor may terminate this Agreement immediately by giving written notice to Client.

7.3       Should Contractor default in the performance of this Agreement, or materially breach any of its provisions, Client may terminate this Agreement immediately by giving written notice to Contractor.

7.4       In the event of a termination of this Agreement prior to the first anniversary from the Effective Date, the sole obligation of Client shall be to pay the pro rata amount of the Monthly Retainer due under paragraph 5.1 and any approved and incurred but unreimbursed expenses under Section 4 any amounts then due under Section 5 and any approved and incurred but unreimbursed expenses under Section 4.

8.       FOREIGN CORRUPT PRACTICES ACT COMPLIANCE

Client advises Contractor that the United States Foreign Corrupt Practices Act (“FCPA”) prohibits any offer, payment, promise to pay, or authorization of the payment of money or anything of value (including money, gifts, preferential treatment and any other sort of advantage), either directly or indirectly, by a United States person, including Client, or any of its contractors, such as Contractor, subsidiaries, affiliates or agents, to any person, while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to a foreign official to influence the foreign official in his or her official capacity, induce the foreign official to do or omit to do an act in violation of his or her lawful duty, or to secure any improper advantage in order to assist in obtaining or retaining business for or with, or directing business to, any person.

Contractor understands and agrees that Contractor may not and will not, directly or indirectly, offer, promise, grant or authorize the giving of money or anything else of value to any person, while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to a foreign official to influence the foreign official in his or her official capacity, induce the foreign official to do or omit to do an act in violation of his or her lawful duty, or to secure any improper advantage in order to assist in obtaining or retaining business for or with, or directing business to, any person.

Contractor understands that these legal restrictions apply fully to Contractor with regard to Contractor’s activities in the course of or in relation to Contractor’s retention by Client, regardless of Contractor’s physical location. Contractor represents and warrants that Contractor fully understands and will act in accordance with all applicable laws regarding anti-corruption, including the FCPA, the U.K. Bribery Act, and any other applicable national, state and international laws related to anti-corruption. Contractor agrees that it will not take any action which would cause Client to be in violation of the FCPA or any other applicable anti-corruption law, regulation or Client policy or procedure.

Contractor further represents and warrants that Contractor will know and understand, and act in accordance with, all Client policies and procedures related to anti-corruption and business conduct. Contractor agrees to attend all mandatory compliance training. Contractor undertakes to duly notify Client if Contractor becomes aware of any such violation of Client policies or procedures, or any other violation of law, committed by Contractor or any other person or entity, and to indemnify Client for any losses, damages, fines and/or penalties which Client may suffer or incur arising out of or incidental to any such violation committed by Contractor. Contractor also represents and warrants that Contractor will disclose to the Client if Contractor or any member of Contractor’s family is an official of a foreign government or foreign political party, or is a candidate for foreign political office.

In case of any breach of this Section 8, Client may suspend or terminate this Agreement at any time without notice, indemnity or further obligation to Contractor by Client.

9.       CONFIDENTIALITY

For purposes of this Agreement, “Confidential Information” includes any information in any form or medium, including without limitation written records, documents, computer-readable disks, tapes, printouts, sound recordings, photographs, reproductions, sketches, notes, or copies or excerpts of them, or other documents or materials that Client considers (acting at all times reasonably and in good faith) confidential, whether or not marked as confidential. Confidential Information includes inventions, software, source code, object code, algorithms, procedures, databases, compilations, technical data, formulas, theories, methods, equipment, samples, designs, data, specifications, drawings, blueprints, prototypes, models, business plans, customer lists, contacts and information, sales and marketing reports, proposals, prices, costs, personnel and payroll records, mailing lists, accounting records, and other trade secrets and information concerning the businesses and other ventures which Client or its subsidiaries or affiliates now operates or may operate in the future made by Client or its subsidiaries or affiliates. In regard to the above, Contractor agrees as follows:

(a)       during the term of this Agreement, Contractor will not disclose or make use of any Confidential Information except as authorized in writing by Client;

(b)       after the termination of this Agreement, Contractor will not disclose or make use of any Confidential Information for any purpose, either on its own behalf or on behalf of another person, entity or business;

(c)       during the term of this Agreement, Contractor will not provide to Client or make use of any trade secrets or other confidential information belonging to a third party without the express written approval of both Client and such third party;

(d)       Contractor represents that it is not subject to any confidentiality, non-competition or other agreement with any third-party that would conflict with this Agreement or prevent Contractor from performing all its obligations under this Agreement;

(e)       upon demand by Client or upon termination of this Agreement for any reason, Contractor will immediately assemble all property and records of Client or its subsidiaries or affiliates in its possession or under its control, including all copies, excerpts, derivations and duplications thereof and all Confidential Information, and return them promptly and unconditionally to Client;

(f)       Contractor agrees that during the term of this Agreement and for a period of one (1) year after the Termination Date, it will not, either directly or indirectly, for itself or for any other person or entity, hire, solicit or induce any independent contractor, consultant or employee of the Client to leave their employment or engagement or to cease doing business with Client; and

(g)       the provisions of Section 9 will survive the termination of this Agreement

10.       TRADE SECRETS

10.1       Contractor covenants and agrees with Client that it will not at any time, including after the Termination Date, without the prior written consent of Client, directly or indirectly use or disclose to any person, except duly authorized officers or directors of Client or its subsidiaries or affiliates entitled thereto, any trade secret, business data or other information acquired by Contractor by reason of Contractor’s involvement and association with Client.

10.2       As it is recognized by all the parties to this Agreement that irreparable damage would result from any violation of paragraph 10.1, it is expressly agreed that, in addition to any and all of the remedies available to it, each party will have the immediate remedy of injunction or such other equitable relief as may be decreed or issued by any arbitral panel or court of competent jurisdiction to enforce paragraph 10.1.

10.3       In the event that any clause or operation of paragraphs 10.1 or 10.2 is unenforceable or declared invalid for any reason whatever, such unenforceability or invalidity will not affect the enforceability or validity of the remaining portions of paragraphs 10.1 or 10.2 and such unenforceability or invalidity will be severable from such paragraphs and this Agreement.

10.4       The provisions of Section 10 shall survive the Termination Date.

11.       NON-COMPETE CLAUSE

11.1       Contractor shall not own, manage, operate, consult or be employed in a business substantially similar to, or competitive with, the present business of Client or its subsidiaries or affiliates or such other business activity in which Client or its subsidiaries or affiliates may substantially engage during the term of this Agreement.

11.2       For a period of one (1) year after the Termination Date, Contractor shall not, directly or indirectly, manage, operate, consult or be employed in a business substantially similar to, or competitive with, the present business of Client or its subsidiaries or affiliates or such other business activity in which Client or its subsidiaries or affiliates may substantially engage during the term of this Agreement. This post-contractual non-competition provision is included because Client may, in reliance on this provision, provide Contractor access to trade secrets, customers and other confidential data, technologies, proprietary management or production methods, sensitive information regarding client accounts, future products, marketing plans and good will. Contractor acknowledges that sharing of such trade secrets, proprietary technology and valuable relationships, inter alia, would cause irreparable material damage to Client. Contractor agrees to treat said information as confidential and not to use said information on its own behalf or disclose same to any third party. Contractor also agrees to take reasonable security measures to prevent accidental disclosure.

11.3       Contractor acknowledges and agrees that any actual or potential opportunity within the scope of business of Client, which comes to the attention of Contractor during the term of this Agreement, shall be made available to Client.

11.4       In the event that any clause or operation of paragraph 11.2 is unenforceable or declared invalid for any reason whatever, such unenforceability or invalidity will not affect the enforceability or validity of the remaining portions of paragraph 11.2 and such unenforceability or invalidity will be severable from such paragraph and this Agreement.

11.5       The provisions of Section 11 shall survive the Termination Date.

12.       INDEMNIFICATION

12.1       Contractor shall hold harmless and indemnify Client against any and all liability imposed or claimed, including attorneys’ fees and other legal expenses, arising directly or indirectly from any act or failure of Contractor, including all claims relating to the injury, disability or death of any person, including Contractor, or damage to any property suffered or experienced in the course of fulfilling Contractor’s obligations under this Agreement, except if and to the extent that such liability arises or results from Client’s or its employees’ or agents’ fraud, willful default or gross negligence.

12.2       Contractor will indemnify and hold harmless Client from and against:

(a)       any and all liabilities, whether accrued, absolute, contingent or otherwise, in regard to any taxes, government withholdings and similar liabilities or deductions for amounts paid to Contractor;

(b)       any and all damage or deficiencies resulting from any misrepresentation or material breach of this Agreement by Contractor; and

(c)       any and all actions, suits, proceedings, demands, assessments, judgments, costs and attorneys’ fees and other legal expenses incident to any of the foregoing.

13.       GENERAL PROVISIONS

13.1       Entire Agreement. This Agreement supersedes any and all agreements, either oral or in writing, with respect to the services of Contractor, and contains all of the covenants and agreements with respect to such services in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducement, promises or agreements, oral or otherwise, with regard to this Agreement or the services to be rendered under it have been made by anyone which are not embodied herein. Any modification of this Agreement must be made in writing and signed by Contractor and Client.

13.2       Partial Invalidity. If any provision of this Agreement is held to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way. The parties shall use all reasonable endeavors to replace the invalid, void or unenforceable provision by a valid provision the effect of which is as close as possible to the intended effect of the invalid, void or unenforceable provision.

13.3       Headings. The headings in this Agreement form no part of the agreement between the parties and will be deemed to have been inserted for convenience only and will not affect the construction hereof.

13.4       Governing Law. This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of California, USA, exclusive of conflict or choice of law rules.

The parties acknowledge that this Agreement evidences a transaction involving interstate commerce. Notwithstanding the provision in the preceding paragraph with respect to applicable substantive law, any arbitration conducted pursuant to the terms of this Agreement shall be governed by the U.S. Federal Arbitration Act (9 U.S.C., Secs. 1-16).

13.5       Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in San José, California, USA before three arbitrators. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures and in accordance with the Expedited Procedures in those Rules. In any arbitration arising out of or related to this Agreement, the arbitrators are not empowered to award punitive or exemplary damages, except where permitted by statute, and the parties waive any right to recover any such damages. Judgment on the Award may be entered in any court having jurisdiction. This paragraph 13.5 shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

Aerkomm, Inc.

DATED: August 29, 2020	By:
	Name: Title:	Louis Giordimaina CEO

DATED: August 29, 2022	By:
	Name:	Yu-Yun Tristan Kuo